EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Prologis, Inc.:

We consent to the incorporation by reference in Registration Statement Nos. 333-216491 on Form S-3 and Registration Statement Nos. 333-42015, 333-78779, 333-90042, 333-100214, 333-144489, 333-177378,  333-178955, and 333-181529 on Form S-8 of Prologis, Inc. of our reports dated February 15, 2018, with respect to the consolidated balance sheets of Prologis, Inc. and subsidiaries as of  December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedule III (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of Prologis, Inc. and Prologis L.P.

Our report dated February 15, 2018 refers to a change in method of accounting for evaluating whether a transaction qualifies as an acquisition of an asset or business.

/s/ KPMG LLP

Denver, Colorado

February 15, 2018